Form of Stockholder's Agreement

     WHEREAS, the undersigned (the "Stockholder") is the beneficial owner of shares of the Series C 14-1/4% Cumulative Exchangeable Preferred Stock due 2007 (the "Preferred Stock") of Winstar Communications, Inc. (the "Company"), with an aggregate Initial Liquidation Preference (as defined) as set forth on the signature page hereto (the "Shares").

     WHEREAS, the Company intends to engage in a refinancing transaction consisting of (i) an offer to purchase for cash (the "Tender Offer") any and all of its outstanding 14% Senior Discount Notes due 2005 and 14-1/2% Senior Deferred Interest Notes due 2005, any and all of the outstanding 12-1/2% Guaranteed Senior Secured Notes due 2004 of Winstar Equipment Corp. and any and all of the outstanding 12-1/2% Guaranteed Senior Secured Notes due 2004 of Winstar Equipment II Corp. (collectively, the "Existing Senior Notes"), (ii) an offer to exchange (the "Subordinated Notes Exchange Offer") (a) its Senior Notes Due 2010 (the "New Senior Notes") and its Senior Discount Notes Due 2010 (the "New Senior Discount Notes" and, together with the New Senior Notes, the "New Notes") for any and all of its outstanding 10% Senior Subordinated Notes Due 2008 (the "10% Subordinated Notes") and (b) its New Senior Discount Notes for any and all of its outstanding 15% Senior Subordinated Deferred Interest Notes Due 2007 and 11% Senior Subordinated Deferred Interest Notes Due 2008 (together with the 10% Subordinated Notes, the "Existing Subordinated Notes"), and (iii) a private placement of additional New Notes in an aggregate principal amount of at least $250.0 million plus the amount required to fund the Tender Offer pursuant to a Rule 144A/Regulation S distribution (the "Notes Offering" and, together with the Tender Offer and the Subordinated Notes Exchange Offer, the "Refinancing").

     WHEREAS, in connection with the Refinancing, the Company intends (1) in accordance with the Certificate of Designation (the "Certificate of Designation"), a copy of which is attached hereto as Exhibit A, governing the Preferred Stock, on June 15, 2000 (the "Exchange Date"), to exercise its election to exchange (the "Exchange Debenture Election") the Preferred Stock for Exchange Debentures (the "Exchange Debentures"), to be issued pursuant to an indenture (the "Exchange Debenture Indenture"), in an aggregate Accumulated Amount (as defined in the Exchange Debenture Indenture) equal to the aggregate Accumulated Amount (as defined in the Certificate of Designation) of the Preferred Stock then outstanding, all in accordance with the Certificate of Designation; and (2) to exchange with holders of Preferred Stock that have entered into agreements having the terms set forth herein any and all of such holders' Exchange Debentures for its New Senior Discount Notes (the

"Debenture Exchange Transaction"), which exchange shall be effective as of June 16, 2000.

     WHEREAS, in lieu of the Exchange Debenture Election and Debenture Exchange Transaction, the Company may at any time commence a registered or a private offer to exchange (the "Direct Exchange Offer") any and all of the Preferred Stock directly for its New Senior Discount Notes without the intervening Exchange Debenture Election.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

                  1.       Tender and Exchange of Debentures.

     The Stockholder hereby agrees that it shall exchange its Exchange Debentures for New Senior Discount Notes at the Exchange Price (as defined) in the Debenture Exchange Transaction (it being understood that the obligation contained in this sentence is unconditional, subject to Section 7), and that it shall execute such other documentation as may be required to effect its participation in the Debenture Exchange Transaction. The exchange price (the "Exchange Price") will be New Senior Discount Notes with an Accreted Value (as defined therein) of $1,545.91 (determined as of June 16, 2000) for each $1,000 principal amount of the Exchange Debentures. The Company's obligation to effect the Exchange Debenture Election and consummate the Debenture Exchange Transaction is subject to the following conditions (which may be waived in the sole discretion of the Company): (a) the Company having accepted Existing Senior Notes for payment in the Tender Offer, (b) the Company having accepted Existing Subordinated Notes for exchange in the Subordinated Notes Exchange Offer, and
(c) the Company having consummated the Notes Offering. Upon satisfaction (or waiver) of these conditions, the Company will become unconditionally obligated to effect the Exchange Debenture Election and consummate the Debenture Exchange Transaction, subject only to the next paragraph.

     In lieu of the commitment by the Company to effect the Exchange Debenture Election and the Debenture Exchange Transaction, the Company reserves the right, at any time after consummation of the Refinancing, to commence a Direct Exchange Offer wherein the Company would offer to exchange any and all of the shares of Preferred Stock for its New Senior Discount Notes. In such event, the Stockholder hereby agrees that it shall tender its Shares into any Direct Exchange Offer and that it shall not withdraw any Shares so tendered (it being understood that the obligation contained in this sentence is unconditional, subject to Section 7). The Offer Price in any Direct Exchange Offer will be New Senior Discount Notes with an Accreted Value (as defined therein) of $1,545.91 (determined as of June 16, 2000) for each $1,000 Initial Liquidation Preference (as defined in the Certificate of Designation) of the Preferred Stock.

                  2.  Amendments to Exchange Debentures Indenture.

     The Stockholder hereby irrevocably consents to amend the Exchange Indenture, in accordance with Section (f)(iii)(D) of the Certificate of Designation, to eliminate substantially all the restrictive covenants contained therein. A draft of the form of Exchange Indenture is attached hereto as Exhibit B, and the form of Supplemental Indenture, which sets forth the amendments, is attached hereto as.

                  3.  Waiver of Defaults.

     The Stockholder hereby irrevocably (A) waives (i) any voting rights or rights to elect directors of the Company in respect of the Preferred Stock that would accrue to it pursuant to clause (f)(ii)(A)(3) of the Certificate of Designation to which it may now or hereafter be entitled, (ii) any condition precedent to the exchange of Preferred Stock for Exchange Debentures under the Certificate of Designation (such waiver to be deemed to be the Stockholder's consent to amend the Certificate of Designation in any manner necessary to consummate the exchange of Preferred Stock for Exchange Debentures), and (iii) any other breach, violation or default under paragraph (l) of the Certificate of Designation and (B) agrees that it shall not take any action, including, without limitation, providing notice to the Company of the occurrence of an event that would give rise to voting rights or the right to elect directors of the Company pursuant to clause (f)(ii)(A)(3) of the Certificate of Designation, to give rise to voting rights or the right to elect directors to other holders of Preferred Stock.

     4. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

          (a) Authority. The Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. Neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will (i) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancelation or acceleration under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (a "Lien") upon any of the properties or assets of the Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "Contract") to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's properties or assets, including the Shares and the Debentures, may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree (an "Order") or any statute, law, ordinance, rule or regulation of any Governmental Entity (a "Law") applicable to the Stockholder or any of the Stockholder's properties or assets, including the Shares and the Exchange Debentures.

          (b) The Shares and Exchange Debentures. The Shares and the certificates representing such Shares are now and at all times during the term hereof will be, and the Exchange Debentures and the certificates representing such Exchange Debentures after the Exchange Date will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, and the Stockholder has good and marketable title to such Shares, and will have good and marketable title to such Exchange

     Debentures, free and clear of any Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder. The Stockholder owns of record or beneficially no shares of Preferred Stock other than the Shares.

     5. Covenants of the Stockholder. The Stockholder shall not, except as contemplated by the terms of this Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares or the Exchange Debentures to any person other than the Company or the Company's designee, other than to a transferee that is a "qualified institutional buyer" (as defined under the Securities Act of 1933) who agrees in writing (a form of which is attached hereto as Exhibit C) prior to such transfer to be bound by the terms of this Agreement, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or the Exchange Debentures or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby.

     6. Assignment. Except as set forth in clause (i) of Section 5, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. The Stockholder agrees that this Agreement and the obligations of the Stockholder hereunder shall attach to the Shares and the Exchange Debentures and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares or Exchange Debentures shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's heirs, guardians, administrators or successors.

     7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately if the transactions constituting the Refinancing are abandoned by the Company.

     8. Stop Transfer. The Stockholder agrees with, and covenants to, the Company that the Company shall not register the transfer of any certificate representing any Shares or Exchange Debentures unless such transfer is made in accordance with the terms of this Agreement. The Stockholder authorizes any applicable depositary or securities custodian for the Preferred Stock or the

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                                                                            6

Exchange Debentures to restrict transfer of the Stockholder's beneficial interests in any global security that represents the Preferred Stock or Exchange Debentures.

     9. General Provisions.

          (a) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.


          (b) Amendments. This Agreement may be amended at any time only by a written instrument executed by each of the parties hereto.

          (d) Notice. Any notices and other communications required or permitted hereunder shall be in writing and shall be addressed as follows:

                  (i)      if to the Company, to

                           Winstar Communications, Inc.
                           The Winstar Building
                           685 Third Avenue
                           New York, NY 10017

                           Attention:  Timothy Graham
                           Telephone:  (212) 584-4012
                           Telecopy:   (212) 584-4001

                           and

                  (ii) if to the Stockholder, to the address set forth under the name of such Stockholder on the signature page hereto or such other address as shall be furnished in writing by either party in accordance with this Section 9, and any such notice or communication shall be deemed to have been given as of the date so mailed. Notices or other communications shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three business days after being mailed, (iii) if delivered by overnight courier or similar service, upon delivery, or (iv) if given by fax, upon confirmation of transmission by fax; provided that if such notice or other communications would be otherwise deemed given on a day which is not a business day, the delivery shall be deemed given the first business day following such day.

          (d) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (e) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS RULES) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO, MATTERS OF VALIDITY, CONSTRUCTION, EFFECT AND PERFORMANCE.

          (h) Publicity. Except in connection with the Refinancing or as otherwise required by law, court process or the rules of a national securities exchange or the Nasdaq National Market, for so long as this Agreement is in effect, neither the Stockholder nor the Company shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

     Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Certificate of Designation.

                                                  WINSTAR COMMUNICATIONS, INC.


                                                  by __________________________
                                                    Name:
                                                    Title:

                          [Counterpart Signature Page]


                                            -----------------------------
                                               (Stockholder)


Dated:                                      By:
       --------------------                    -----------------------------
                                                              (signature)
Aggregate Initial Liquidation
Preference of Preferred
by Stock held by                             ----------------------------------
Stockholder:                                            (name and title)


                                             ---------------------------------
$                                                   (city/state/zip code)
 ------------------------------------


                                             ---------------------------------
                                                             (phone)


                                            ----------------------------------
                                                            (facsimile)